Exhibit 99.2

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals, Inc.  Appoints

Gary J. Zieziula as Executive Vice President and Chief Commercial Officer

LEXINGTON, MA ( April 27, 2010) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a biopharmaceutical company focused on the development and commercialization of a therapeutic iron compound to treat anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease today announced the appointment of Gary J. Zieziula as Executive Vice President and Chief Commercial Officer.  In this newly created position, Mr. Zieziula will be responsible for the company’s commercial organization including sales, managed markets and reimbursement, marketing, market research, commercial analytics, and sales operations.  He will lead the company’s global commercial strategy in support of the planned label expansion for Feraheme® (ferumoxytol) Injection for intravenous (IV) use across all therapeutic indications and imaging applications and evaluate the commercial attractiveness of potential in-licensing opportunities.  Mr. Zieziula will report directly to Brian J.G. Pereira, M.D., President and CEO.

Mr. Zieziula has over 25 years of pharmaceutical experience, most recently serving as the Managing Director, Pharmaceuticals for Roche (Hellas)  S.A. in Greece.  Since joining Roche in 2001, he has held several key sales and marketing positions, including Head of Commercial Operations, Specialty Care at Roche USA, where he was responsible for oncology, transplant, anti-infectives and antivirals/HIV products, which together had total annual revenues exceeding $2.5 billion during Mr. Zieziula’s tenure.

“Gary’s global experience in commercializing a broad range of therapeutic products will serve AMAG well as we look to expand the label for Feraheme,” said Brian J. G. Pereira, M.D., President and Chief Executive Officer of AMAG Pharmaceuticals, Inc.  “The addition of Gary further strengthens our management team as we seek to unlock the value of Feraheme for patients with iron deficiency anemia with or without chronic kidney disease around the world, as well as the potential of ferumoxytol as an imaging agent.”

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100 Hayden Avenue, Lexington, MA 02421 (617) 498-3300  www.amagpharma.com

Prior to joining Roche, Mr. Zieziula held positions of Vice President Sales, Cardiovascular Metabolic Products, as well as Vice President, Managed Health Care Sales and Marketing at Bristol-Myers Squibb (BMS).   Prior to BMS, he had a 16-year career at Merck & Co. where he held several senior commercial roles, including Vice President of Sales and Operations of North America for Merck’s Vaccine division.

Mr. Zieziula holds a B.S. in Business Administration from the State University of New York at Buffalo and an M.B.A. from Canisius College, Buffalo, NY.

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that utilizes its proprietary technology for the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease.  On June 30, 2009, AMAG received approval from the U.S. Food and Drug Administration to market Feraheme® (ferumoxytol) Injection for intravenous (IV) use for the treatment of iron deficiency anemia in adult chronic kidney disease patients.  For additional company and product information, please visit www.amagpharma.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to, statements regarding our planned label expansion of Feraheme and Mr. Zieziula’s role in support of that planned expansion, and the potential of ferumoxytol as an imaging agent, are forward looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward looking statements. Such risks and uncertainties include: (1) uncertainties regarding our ability to successfully compete in the intravenous iron replacement market both in the U.S. and outside the U.S., (2) uncertainties regarding our ability to successfully and timely complete our clinical development programs and obtain regulatory approval for Feraheme in territories outside of the U.S., (3) the fact that we have limited experience developing and commercializing a pharmaceutical product on our own or with a partner like Takeda, particularly outside of the U.S., (4) uncertainties regarding our ability to ensure favorable coverage, pricing and reimbursement for Feraheme, (5) uncertainties regarding our ability to manufacture Feraheme, (6) uncertainties relating to our patents and proprietary rights, (7) the fact that significant safety or drug interaction problems could arise with respect to Feraheme, and (8) other risks identified in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2009. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Feraheme is a registered trademark of AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals Contacts:

Amy Sullivan, 617-498-3303

Carol Miceli, 617-498-3361

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